EXHIBIT 10.34

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into by and between Supreme International Corporation ("Supreme" or "Company") and Alan Zwerner ("Zwerner" or "Employee").

1.       Term of Employment:

         This Agreement is effective for a three year period commencing on April 23, 1999 and terminating without further notice at 5:00 p.m. on April 30, 2002, unless terminated earlier in accordance with the provisions set forth in paragraphs 5, 6, 7, 8 and 9 below.

2.       Duties and Responsibilities:

         Supreme agrees to employ Zwerner as President of Licensing with such powers and duties in that capacity as may be established from time to time by Supreme in its discretion. Zwerner will devote his entire time, attention and energies to Supreme's business and shall perform the duties of an executive commensurate with such position, shall diligently perform all services as may be assigned to him by the Board of Directors (the "Board") and shall exercise such power and authority as may from time to time be delegated to him by the Board. Zwerner shall devote all his working time and attention to the business and affairs of Supreme. During his employment, Zwerner will not engage in any other business activities, regardless of whether such activity is pursued for profits, gains, or other pecuniary advantage.

         The Company agrees to nominate and use its best efforts to cause Zwerner to be elected to the Board throughout the term of employment. If Zwerner is so elected, he agrees to serve on the Board without additional compensation; provided, however, that Zwerner shall resign immediately from the Board at such time as he is no longer employed by the Company.

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         In connection with his employment by the Company, Zwerner shall be based at the Company's principal, executive offices in Florida except for required travel on the Company's business to an extent substantially consistent with his present travel obligations.

3.       Compensation:

         (A) Base Salary: Supreme will pay a base salary of three hundred fifty thousand dollars ($350,000.00) per annum to Zwerner, payable in installments according to the Company's normal payroll practices subject to applicable withholding and other taxes. Said salary is effective April 23, 1999.

         (B) SALARY INCREASES: Zwerner's base salary will be adjusted upward on May 1 of each subsequent year by the twelve month average of the Consumer Price Index ("CPI") for the preceding year. The minimum CPI adjustment will be three percent (3%) per year and the maximum CPI adjustment will be six percent (6%) per year.

         (C) Stock Options: On the commencement date of April 23, 1999, the Company shall grant to Zwerner non-qualified stock options under the Company's 1993 Stock Option Plan, as amended (the "Plan") to purchase an aggregate of 25,000 shares of Common Stock at an exercise price equal to the fair market value on the commencement date of employment as set forth in the schedule below. The options shall vest over a three year period as described in the schedule set forth below, assuming that Zwerner remains employed by Supreme on the dates that the options are to be deemed vested. In the event that Zwerner is not employed by Supreme on dates that the options are to be deemed vested, regardless of the reason for his separation from Supreme, the options that are not vested shall immediately terminate and expire. There will be no "pro-rated" vesting of

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                  any options for the period in which Zwerner ceases to be
                  employed by Supreme.

                           On April 30, 2000, 50% of the 25,000 options will be
                  deemed vested (I.E., 12,500 options) and may be exercised at the price equal to the closing price reported by NASDAQ on the commencement date of employment. On April 30, 2001, another 6,250 options will be deemed vested and may be exercised at the price equal to the closing price as reported by NASDAQ on the commencement day of employment. On April 30, 2002, the final 6,250 options will be deemed vested and may be exercised at the price equal to the closing price as reported by NASDAQ on the commencement day of employment. Zwerner will have five
                  (5) years to exercise each segment of the vested options as they mature. The stock options shall otherwise be subject to and governed by the other terms of the 1993 Stock Option Plan, as amended.

         (D) Performance Bonuses: After the end of Zwerner's first, second and third year of employment, Supreme will pay Zwerner a performance bonus for each respective year to be calculated in accordance with the following schedule, subject to the limits set forth below:

                  (1) If the year-end audited license income of Perry Ellis International, Inc. ("PEI") (excluding advertising and all other billable expenses of PEI, and excluding the gross revenues and income of Salant or any of the licenses held by Salant) exceeds $10,000,000.00, then Zwerner will be entitled to receive an amount equal to five percent (5%) of only the INCREASE in the license income above $10,000,000.00 until the license income reaches $11,000,000.00. The maximum amount that Zwerner will be paid as a performance bonus at this license income range is $50,000.00 (I.E., .05 x $1,000,000.00 increase in license income).


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         (2)      If the year-end audited license income of PEI (excluding
                  advertising and all other billable expenses of PEI, and excluding the gross revenues and income of Salant or any of the licenses held by Salant) exceeds $11,000,000.00, then in addition to the foregoing performance bonus in subparagraph(d)(i) above, Zwerner will be entitled to receive an amount equal to four percent (4%) of only the INCREASE in the license income above $11,000,000.00 until the license income reaches $12,000,000.00. The maximum amount that Zwerner will be paid as a performance bonus at this license income range is $40,000.00 (I.E., .04 x $1,000,000.00 increase in license income). Any bonus paid at this license range will be in addition to the amount paid under subparagraph (d)(i).

         (3) If the year-end audited license income of PEI (excluding advertising and all other billable expenses of PEI, and excluding the gross revenues and income of Salant or any of the licenses held by Salant) exceeds $12,000,000.00, then in addition to the foregoing performance bonuses in subparagraphs
                  (d)(i) and (d) (ii) above, Zwerner will be entitled to receive an amount equal to three percent (3%) of only the INCREASE in the license income above $12,000,000.00 until the license income reaches $14,000,000.00. The maximum amount that Zwerner will be paid as a performance bonus at this license income range is $60,000.00 (I.E., .03 x $2,000,000.00 increase in license income). Any bonus paid at this license income range will be in addition to the amounts paid under subparagraphs
                  (d)(i) and (d)(ii) above.

         (4) If the year-end audited license income of PEI (excluding advertising and all other billable expenses of PEI, and excluding the gross revenues and income of Salant or any of the licenses held by Salant) exceeds $14,000,000.00, then in addition to the foregoing performance bonuses in subparagraph
                  (d)(i), (d)(ii) and (d)(iii) above, Zwerner will be entitled to receive an amount equal to two percent (2%) of only the INCREASE in license income above $14,000,000.00 until the license income reaches $15,750,000.00, subject to the following limitation. The maximum amount that Zwerner will receive as a performance bonus at this license income range is $35,000.00 (I.E., .02 x $1,750,000.00 increase in license income), or a lesser amount if the bonus under this subsection
                  (iv) causes Zwerner's total bonus compensation under subparagraphs (d)(i), (d)(ii), (d)(iii) and (d)(iv) to exceed fifty percent (50%) of his base salary for any given year. Any bonus paid at this license

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                  income range will be in addition to the amounts paid under subparagraph (d)(i), (d)(ii), and (d)(iii) above, provided that the bonus under this subsection (iv) does not cause Zwerner's total bonus compensation under subparagraphs (d)(i),
                  (d)(ii), (d)(iii) and (d)(iv) to exceed fifty percent (50%) of his base salary for any given year. In the event that the sum total of the performance bonuses for any given year exceed the fifty percent (50%) limit of Zwerner's then base salary, Zwerner shall only be entitled to a bonus in the amount of fifty percent (50%) of his then base salary, regardless of the level of license income of PEI for that year. In any event, Zwerner will NOT be entitled to any performance --- bonus on any license income increases of PEI above $15,750,000.00 (excluding advertising and all other billable expenses of PEI, and excluding the gross revenues and income of Salant or any of the licenses held by Salant).

                           If Zwerner fails to receive a performance bonus of at
                  least $70,000.00 dollars for his first year of employment with Supreme under the foregoing bonus computation methodology set forth in subparagraphs(d)(i), (d)(ii), and (d)(iii) and
                  (d)(iv), Supreme will pay Zwerner the difference between $70,000.00 dollars and the sum amount of the performance bonus he actually received for the first year, assuming that Zwerner remains employed with Supreme on April 30, 2000. If Zwerner fails to receive a performance bonus of $52,500.00 for his second year of employment with Supreme under the foregoing bonus computation methodology set forth in subparagraphs
                  (d)(i), (d)(ii), (d)(iii) and (d)(iv), Supreme will pay Zwerner the difference between $52,500.00 and the sum amount of the performance bonus he actually received for his second year of employment, assuming that Zwerner remains employed with Supreme on April 30, 2001. Zwerner is NOT guaranteed any minimum bonus for his third year of employment (I.E., May 1, 2001 to April 30, 2002). In the event that Zwerner is not employed with Supreme on either of the annual anniversary dates set forth above because Supreme has terminated the contract without cause, he will be entitled a pro rata payment of the performance bonuses through date of

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                  employment. There will be no proration of these performance bonuses if Zwerner terminates this contract, or if Supreme terminates this Agreement for cause.

         (4) Car Allowance: Supreme will pay to Zwerner a car allowance of nine hundred dollars ($900.00) per month. Such sums will be treated as income to Zwerner.

         (5) Relocation Costs: Supreme will reimburse Zwerner for all reasonable moving expenses incurred in relocating to Miami, Florida, not to exceed $100,000.00. Payment of such expenses will be made by Supreme by May 10, 2000. Supreme will reimburse Zwerner only upon submission of appropriate documentation of payment of such expenses by Zwerner.

                           During Zwerner's period of transition from New York
                  to Miami, Florida, Zwerner shall be reimbursed $200.00 per night, Sunday through Thursday, in lieu of staying at a hotel in New York City. This transition period shall not exceed one year.

         (6) Other Benefits: Zwerner will be entitled to participate in any group health, dental, life or disability plan and is entitled to any other benefits that the Company may maintain from time to time for all employees, provided that Zwerner meets the respective eligibility requirements. In addition, Supreme agrees to reimburse Zwerner for any health insurance premiums paid by Zwerner that are related to Zwerner only (excluding family coverage) until he becomes eligible to participate in Supreme's health insurance plan. Zwerner shall submit appropriate documentation to Supreme reflecting his payment of such premiums. Such sums will be treated as income to Zwerner.

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         (7)      Vacation, Personal and Sick Leave: Zwerner shall be entitled to take three weeks of paid vacation during each year of employment. Zwerner will automatically be entitled to his first three weeks of vacation upon commencing employment with Supreme. Zwerner shall be entitled to three (3) days of paid sick leave and three (3) days of paid personal leave. Unused vacation time, sick leave and/or personal leave may not be carried over to subsequent years and will not be paid-out if not taken for any reason.

         (1) Expense Reimbursement: During the term of employment, the Company, upon the submission of supporting documentation by Zwerner, and in accordance with Company policies for its executives, shall reimburse Zwerner for all expenses actually paid or incurred by Zwerner in the course of and pursuant to the business of the Company, including expenses for travel and entertainment.

4.       Performance Review:

         Zwerner shall provide the Company with an interim review and evaluation of his performance at the beginning of the each calendar year of this Agreement. It is contemplated that this review will normally occur in January of each year, but said review may be postponed or delayed in appropriate circumstances. Zwerner shall be responsible for taking action to initiate the performance review.

5.       Zwerner's Death or Inability to Perform:

         (1) In the event of Zwerner's death, this Agreement and Supreme's obligation to pay Zwerner's salary and compensation shall automatically end.

                           (b) If Zwerner becomes unable to perform his
                  employment duties during the term of this Agreement, his base salary under this Agreement

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                  shall be continued for the first 90 days of any inability to perform. Thereafter for the next 90 days he shall receive 50% of his base salary. All such salary payments for the 180 day period are to be reduced by any available disability insurance. In the event that Zwerner is still unable to perform his employment duties after the 180 day period, the Company has the right to terminate this Agreement. In the event that the company elects to terminate this Agreement, Zwerner's salary and compensation shall automatically end as of the date of termination; however, Zwerner shall be entitled to a pro rated performance bonus as set forth in paragraph 3(d) as well as reimbursement of expenses incurred to date of termination.

6.       TERMINATION BY COMPANY FOR CAUSE:

         The Company may terminate this Agreement and Zwerner's employment "for cause" at any time with or without notice. As used herein, "for cause" shall mean material breach of this agreement, theft, embezzlement, material dereliction of the performance of his duties, insubordination, and conviction of a crime other than traffic violations or minor misdemeanors and insobriety or drug use while performing duties (provided that cause shall not include the failure to achieve performance objectives).

7.       Termination of Agreement by the Company without Cause:

         The Company may terminate this Agreement and Zwerner's employment without cause. In such case, Zwerner shall be entitled to receive his base salary for a period of one year or the remainder of the term of this Agreement, whichever is less, to be paid in accordance with paragraph 3(a) and (b) plus the pro rata performance bonus as set forth in paragraph 3(d) as well as reimbursement of expenses incurred to date of termination. To obtain these payments, Zwerner will be required to execute a full waiver and release of all claims in favor of Supreme and any successor entities.

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8.       Termination of Agreement By Zwerner

         Zwerner may terminate this Agreement and his employment with the Company without cause upon sixty (60) days prior written notice to the Company. In such case, Zwerner may be required to perform his business duties and will be paid his regular salary up to the date of the termination. At the option of the Company, the Company may require Zwerner to depart from the Company upon receiving said sixty (60) days' notice from Zwerner of the termination of this Agreement. If Zwerner is asked to depart prior to the expiration of the sixty day period, the Company will pay to Zwerner an amount equal to sixty (60) calendar days of his base salary, excluding any other benefits or compensation set forth in paragraph 3(b)-3(i) above. If Zwerner terminates this Agreement, Zwerner will not be entitled to receive any further benefits or other compensation under this Agreement, and the provisions of paragraph 9 below shall apply.

9.       Effect of Termination:

         In the event of Zwerner's termination under paragraphs 5, 6, 7, or 8 above, and except as may be otherwise provided in paragraphs 3(f), 3(i), 5, 7 and 8, Zwerner's compensation and benefits to be provided under this Agreement will immediately cease and terminate upon date of termination. Except as may be otherwise provided in paragraphs 3(f), 3(i), 5, 7 and 8, Supreme shall not be liable to Zwerner for any further or additional compensation or benefits from the date of termination forward. Except as may be otherwise provided in paragraphs 3(f), 3(i), 5, 7 and 8, compensation that would otherwise be payable for the remainder of the Agreement (and for prior years and for subsequent years) shall automatically terminate and forfeit immediately. Except as may be otherwise provided in paragraphs 3(f), 3(i), 5, 7 and 8, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination). All options that are not vested shall immediately terminate and expire. Unless otherwise provided for in Paragraph 5 and 7, there will be no proration of bonuses and no proration of vesting of stock options.

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10.      Notice Regarding Continuation of Employment:

         No later than 180 days prior to the expiration of this Agreement, the Company and Zwerner will each notify the other of their intentions concerning continuing Zwerner's employment with Supreme. If Zwerner and the Company agreed to enter into a new employment contract, the parties will utilize their best efforts to execute the new contract no later than 120 days prior to the expiration of this Agreement. If no new agreement is entered into within a 120 days of the expiration of this Agreement, Zwerner shall have the right to seek employment elsewhere to commence upon expiration of this Agreement and in accordance with the terms of this Agreement.

11.      COOPERATION:

         Upon the termination of this Agreement for any reason, Zwerner agrees to cooperate with the Company in effecting a smooth transition of the management of the Company with respect to the duties and responsibilities which Zwerner performed for the Company. Further, after termination of this Agreement, Zwerner will upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation to which the Company is or may become a party.

12.      COVENANT NOT TO COMPETE:

         During the term of his employment (whether under this Agreement or otherwise) and for a period of one year following the voluntary termination by Zwerner of his employment. Zwerner shall not, directly or indirectly engage in or have any interest in, directly or indirectly, any sole proprietorship, partnership, corporation, business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that, directly or indirectly, engages primarily in the development, manufacturing, distribution, or supply of products and services

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competitive with the Company's and/or any subsidiary's products and services in any and all states in which the Company and/or any subsidiary conducts its business at the time that Zwerner's employment with the Company is terminated (the "Territory"); provided that Zwerner can obtain employment with a retailer that designs, produces and manufactures its product, for example, J. Crew or Federated Department Store; further it is provided, that Zwerner may hold Company securities and/or acquire, solely as an investment, shares of capital stock or other equity securities of any such company, so long as Zwerner does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation. This restrictive covenant may be assigned to any successor entities. This paragraph shall not apply if Zwerner is not contractually retained by Supreme after expiration of this Agreement.

13.     AGREEMENT NOT TO DISCLOSE TRADE SECRETS OR CONFIDENTIAL INFORMATION:

         During the term of his employment (whether under this Agreement or otherwise), and for five (5) years after Zwerner's termination of employment (for any reason by Zwerner or Supreme) with Supreme or any successor organization, Zwerner promises and agrees that he will not disclose or utilize any trade secrets, confidential information, or other proprietary information acquired during the course of his service with the Company and/or its related business entities. As used herein, "trade secret" means the whole or any portion or phase of any formula, pattern, device, combination of devices, or compilation of information which is for use, or is used, in the operation of the Company's business and which provides the Company an advantage, or an opportunity to obtain an advantage, over those who do not know or use it. "Trade secret" also includes any scientific, technical, or commercial information, including any design, list of suppliers, list of customers, or improvement thereof, as well as pricing information or methodology, contractual arrangements with vendors or suppliers, business development plans or


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activities, or Company financial information. This restrictive covenant may be assigned to any successor entities.

         During the term of his employment (whether under this Agreement or otherwise), and for five (5) years after Zwerner's termination of employment (for any reason by Zwerner or Supreme) with Supreme or any successor organization, Zwerner shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by Zwerner with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, methods of doing business and promotion of the Company's products and services) shall be deemed a valuable, special and unique asset of the Company that is received by Zwerner in confidence and as a fiduciary. For purposes of this Agreement "Confidential Information" means information disclosed to Zwerner as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by Zwerner) prior to or after the date hereof and not generally known in the public domain, about the Company or its business.

         As previously stated, Zwerner's obligations under this Section shall survive the termination of this Agreement. This restrictive covenant may be assigned to any successor entities.

14.      AGREEMENT NOT TO SOLICIT OR HIRE COMPANY EMPLOYEES:

         If Zwerner leaves the employ of the Company for whatever reason, Zwerner promises and agrees that, during the two (2) years following his departure from the Company, he will not, without the express written permission of the Company, directly or indirectly employ as a consultant or employee any person who is employed as a

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consultant or employee of the Company at the time of Zwerner's departure, or any person who was an employee or consultant of the Company during the six months preceding Zwerner's departure. This restrictive covenant may be assigned to any successor entities.

15.      INJUNCTIVE RELIEF:

         In recognition of the unique services to be performed by Zwerner and the possibility that any violation by Zwerner of paragraphs 12, 13 or 14 of this Agreement may cause irreparable or indeterminate damage or injury to Company, Zwerner expressly stipulates and agrees that the Company shall be entitled, upon ten (10) days written notice to Zwerner, to obtain an injunction from any court of competent jurisdiction restraining any violation or threatened violation of his Agreement. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies the Company may have for damages or liquidated damages.

16.      JUDICIAL MODIFICATION OF AGREEMENT:

         The Company and Zwerner specifically agree that a court of competent jurisdiction may modify or amend paragraphs 12, 13 or 14 of this Agreement if necessary to conform with relevant law or binding judicial decisions in effect at the time the Company seeks to enforce any or all of said provisions.

17.      RESOLUTION OF DISPUTE BY ARBITRATION:

         Any claim or controversy that arises out of or relates to this Agreement or the breach of it, will be resolved by arbitration in the Miami-Dade County, Florida utilizing the American Arbitration Association. Judgment upon the award rendered may be entered in any court possessing jurisdiction over arbitration awards. This Section shall not limit or restrict the Company's right to obtain injunctive relief for violations of paragraphs 12, 13, or 14 of this Agreement directly from a court under paragraph 15 of this Agreement.

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18.      ADEQUATE CONSIDERATION:

         Zwerner expressly agrees that the Company has provided adequate, reasonable consideration for the obligations imposed upon him in this Agreement.

19.      EFFECT OF PRIOR AGREEMENTS:

         This Agreement supersedes any prior verbal or written agreement or understanding between the Company and Zwerner.

20.      LIMITED EFFECT OF WAIVER BY COMPANY:

         If the Company waives a breach of any provision of this Agreement by Zwerner, that waiver will not operate or be construed as a waiver of later breaches by Zwerner.

21.      SEVERABILITY:

         If any provision of this Agreement is held invalid for any reason, the other provisions of this Agreement will remain in effect, insofar as is consistent with law.

22.      ASSUMPTION OF AGREEMENT BY COMPANY'S SUCCESSORS AND ASSIGNS:

         At the Company's sole option, the Company's rights and obligations under this Agreement will inure to the benefit and be binding upon the Company's successors and assigns. In the event any successor or assigns desires Zwerner to relocate out of Miami-Dade, Broward or Palm Beach County, Florida, Zwerner has the right to terminate this Agreement pursuant to paragraph 8. Zwerner may not assign his rights and obligations under this Agreement.

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23.      APPLICABLE LAW:

         Zwerner and the Company agree that this Agreement shall be subject to, and enforceable under, the laws of the State of Florida.

24.      ENTIRE AGREEMENT; ORAL MODIFICATIONS NOT BINDING:

         This instrument is the entire Agreement of the Company and Zwerner. Zwerner agrees that no other promises or commitments have been made to Zwerner. This Agreement may be altered by the parties only by a written Agreement signed by the party against whom enforcement of any waiver, change, modifications, extension, or discharge is sought.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement on May 23, 1999.


SUPREME INTERNATIONAL CORPORATION           ALAN ZWERNER

By: /s/ GEORGE FELDENKREIS                  By: /s/ ALLAN ZWERNER

Witness:__________________________     Witness:_________________________________


Witness:__________________________     Witness:_________________________________